                                  EXHIBIT 21

                    SUBSIDIARIES OF OGLEBAY NORTON COMPANY
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
                                                Jurisdiction
          Subsidiaries                        of Incorporation
          ------------                        ----------------
Canadian Ferro Hot Metal
  Specialties Limited                           Ontario

Laxare, Inc.                                    West Virginia

National Perlite Products Company               Idaho

Oglebay Norton Industrial Sands, Inc.           California

Oglebay Norton Refractories & Minerals, Inc.    Ohio

Oglebay Norton Taconite Company                 Minnesota

ON Coast Petroleum Company                      Texas

ONCO Eveleth Company                            Minnesota

ONCO WVA, Inc.                                  West Virginia

Saginaw Mining Company                          Ohio